UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2025

Kestra Medical Technologies, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-42549	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3933 Lake Washington Blvd NE, Suite 200

Kirkland, Washington 98033

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 279-8002

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Share, par value $1.00 per share	KMTS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 4, 2025, the Board of Directors (the “Board”) of Kestra Medical Technologies, Ltd. (the “Company”) elected Mr. Conor Hanley as a new member of the Board. Mr. Hanley’s appointment was effective immediately.

Mr. Hanley, 56, currently serves as the Chief Executive Officer of Foundry Innovation & Research 1, Ltd. (“FIRE1”). Mr. Hanley is a strong leader who has served as an integral part of FIRE1’s leadership team for nearly a decade. Mr. Hanley previously worked with ResMed Inc. (“ResMed”) where he held a number of senior management positions including leading up Chronic Disease management solutions globally, the global Cardiology business unit and the Ventures and Initiatives global business unit for corporate investments and accelerating new business. Prior to ResMed, Conor was Chief Executive Officer and Co-Founder of BiancaMed, Inc., which was acquired by ResMed in 2011. Over 7 years, he led a team that grew the company through three rounds of venture funding from top-tier international venture funds, launching products in Japan and USA (selling major retailers, including the Apple store) and building the supply chain with mass production in China. Mr. Hanley was awarded a PhD in Chemical Engineering from the University of Pennsylvania, an MBA from INSEAD and a BEng from University College Dublin. Mr. Hanley completed the Leadership4Growth program at Stanford University and is qualified Chartered director from the Institute of Directors, UK.

Mr Hanley will serve as a member of Class I and has not been appointed to serve on any Board committees at this time.

The Board has determined that Mr. Hanley is independent under applicable standards of the Nasdaq Stock Market LLC and the Company’s director independence guidelines. There are no arrangements or understandings between Mr. Hanley and any other person pursuant to which Mr. Hanley was selected as a director. Mr. Hanley is not a party to any transaction subject to Section 404(a) of Regulation S-K involving the Company or any of its subsidiaries. Mr. Hanley will receive compensation for his board service in accordance with the Company’s standard compensatory arrangement for non-employee directors.

Amendment to Employment Agreements

On June 4, 2025, Kestra Medical Technologies, Inc. (the “Employer”), a wholly owned subsidiary of the Company, entered into an Amendment to Employment Agreement (the “Amendment”) with each of Brian Webster, Vaseem Mahboob and Traci S. Umberger (each, an “Executive”), in each case, to amend each of those certain Employment Agreements, dated October 17, 2016, September 10, 2021 and October 16, 2026, respectively, by and between the Employer and the applicable Executive. Each of Mr. Webster, Mr. Mahboob and Ms. Umberger’s Employment Agreements were previously filed as Exhibits 10.6, 10.7 and 10.8, respectively, to the Registration Statement on Form S-1 (File No. 333-284807) filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2025.

Each Amendment amended and restated the definition of “Good Reason” in connection with the applicable Executive’s termination of employment. As amended, “Good Reason” means the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Employer or the Company (as applicable) within thirty (30) days following written notification by the Executive to the Employer of the occurrence of one of the reasons set forth below: (i) the material diminution in the Executive’s position, duties or authorities; (ii) the Executive’s title being demoted below Chief Executive Officer of the Employer with respect to Mr. Webster, Chief Financial Officer of the Employer with respect to Mr. Mahboob, or General Counsel and Chief Administrative Officer of the Employer with respect to Ms. Umberger; (iii) with respect to Mr. Webster and Ms. Umberger only, the Executive’s relocation of the Executive’s primary work location outside of the Seattle, Washington metropolitan area; (iv) a ten percent (10%) or more reduction in Base Salary or Target Bonus; or (v) the consummation of a Change in Control (as defined in the Kestra Medical Technologies, Ltd. 2025 Omnibus Incentive Plan, filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on March 7, 2025).

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety to the full text of the Amendments, each Amendment is to be filed as an exhibit to the Company’s Annual Report on Form 10-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2025	Kestra Medical Technologies, Ltd.

	By:	/s/ Brian Webster
	Name:	Brian Webster
	Title:	President, Chief Executive Officer and Director